EXHIBIT 5.1

                       Law Office of Andrea Cataneo, Ltd.
                               81 Meadowbrook Road
                               Randolph, NJ 07860
                                 (973) 442-9944
                                 (973) 442-9933

December 15, 2000

Board of Directors
Trinity Energy Resources, Inc.
16420 Park Ten Place, Suite 450
Houston, Texas 77084

        Re:   Trinity Energy Resources, Inc.
              Registration Statement on Form S-8
              Special Compensation Plan for Certain
              Former Employees and Consultants
              --------------------------------

Gentlemen:

We have represented Trinity Energy Resources, Inc., a Nevada Corporation, (the "Company")in connection with the preparation of a registration statement filed with the Securities and Exchange Commission on Form S-8 ("Registration
Statement")relating   to  the  proposed  issuance  of  up  to  2,000,000  shares
("Shares") of the Company's Common Stock, (par value of $.001 per share) ("Common Stock") pursuant to the terms of a Special Compensation Plan for Certain Former Employees and Consultants (the "Plan") dated December 15, 2000. In this connection, we have examined such documents, corporate records and other papers as we deemed necessary to examine for the purposes of this opinion.

We are of the opinion that the shares of Common Stock will, when issued pursuant to the Plan, be legally issued, fully paid and nonassessable.

We hereby consent to the filing of this Opinion as an Exhibit to the Registration Statement.

Yours truly,

LAW OFFICE OF ANDREA CATANEO, LTD.


/s/ Andrea Cataneo, Esq.
------------------------
By:  Andrea Cataneo, Esq.